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                                                                  Exhibit 14

                          ANHEUSER-BUSCH COMPANIES

                     CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

To ensure prosperity and job security for our employees, we must remain profitable. It is our responsibility to provide a sound return to our shareholders. One of our primary competitive advantages is our unwavering commitment to truth, candor and objectivity in our relationships with business partners and customers. We will continue to operate this company in the same simple, straightforward and transparent manner that has been a hallmark of Anheuser-Busch.

The good name and reputation of Anheuser-Busch rests with how well we maintain these values. Our goal is not just to comply with the laws and regulations that apply to our business; we also strive to abide by the highest standards of business conduct. This Code of Business Conduct and Ethics affirms and expands on the company's commitment to abiding by these values and the highest standards of business conduct. All Anheuser-Busch employees and its Board of Directors are expected to adhere to this Code.



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NOTE TO EMPLOYEES

This Code does not cover all laws or company policies. If a law conflicts with the Code, we will follow the law. If a local custom or practice conflicts with this Code, we will follow the Code.

This Code clarifies the Company's rights and expectations as an employer but does not create any express or implied contractual rights for employees.

In accordance with the requirements of the Securities and Exchange Commission ("SEC") and the New York Stock Exchange, the Board of Directors of Anheuser-Busch Companies, Inc. has adopted this Code of Business Conduct and Ethics (the "Code") to:

     o Promote honest and ethical conduct, including fair dealing and the proactive evaluation and handling of actual and apparent conflicts of interest;

     o Promote full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the SEC and in other public communications;

     o Ensure compliance with applicable laws and governmental rules and regulations;

     o Ensure the protection of the Company's business interests, including corporate opportunities, assets and confidential information; and

     o Encourage reporting of illegal and unethical behavior, and deter wrongdoing.


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This Code shall apply to all directors, officers and employees of
Anheuser-Busch Companies, Inc. and its subsidiaries (the "Company"). This Code reaffirms the Company's longstanding position concerning compliance with laws and adherence to ethical business practices, and can be found on Anheuser-Busch's website at http://www.anheuser-busch.com. This Code may be updated at anytime in the sole discretion of the Anheuser-Busch Board of Directors. Any change to this Code shall be promptly disclosed to the public on Anheuser-Busch's website.

All directors, officers and employees of the Company are expected to be familiar with the Code and to adhere to those principles and procedures set forth in the Code.

I.       HONEST AND ETHICAL CONDUCT

Each director, officer and employee owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and ethical. This includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

Each director, officer and employee must:

     o Act with integrity, including being honest and ethical and maintaining the confidentiality of information where required or consistent with the Company's policies.

     o Observe both the form and spirit of laws and government rules and regulations, generally accepted accounting principles, and Company policies.

     o   Adhere to a high standard of business ethics.



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     o   Accept no improper material personal benefits from third parties as a result of any transaction or transactions with the Company.

II.      CONFLICTS OF INTEREST

Directors, officers and employees must avoid conflicts of interest. Any activity that has even the appearance of a conflict of interest must be reviewed and when appropriate approved by the Board of Directors or the Conflict of Interest Committee of the Board. A "conflict of interest" occurs when an individual's personal interest interferes with the interests of the Company, or when such interest could reasonably be viewed as interfering with the interests of the Company. A conflict of interest can arise when a director, officer or employee takes actions or has personal interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when a director, officer or employee, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position in the Company.

Company loans to, or guarantees of obligations of, directors and executive officers and their family members are likely to create conflicts of interest and, therefore, are prohibited. In addition, loans to, or guarantees of obligations of, other employees may create conflicts of interest and therefore must be reviewed in advance by the Business Practices Committee in order to determine if a conflict exists.




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               EVALUATION OF POTENTIAL CONFLICTS OF INTEREST
                    FOR DIRECTORS AND EXECUTIVE OFFICERS

The Board of Directors or the Conflict of Interest Committee of the Board will review all actual or apparent conflicts of interest involving Directors or executive officers (including Senior Financial Officers). The Board may approve the matter, subject to appropriate safeguards, if it believes that only the appearance of a conflict of interest exists and no actual conflict of interest is present. If the Board determines that the situation creates an actual conflict of interest, the Board will not approve the matter.

III.     PUBLIC DISCLOSURE

It is the Company's policy that the information in its public communications, including SEC filings, be full, fair, accurate, timely and understandable. All directors, officers and employees who are involved in the Company's disclosure process are responsible for acting in furtherance of this policy. In particular, the Chief Executive Officer, the Chief Financial Officer, and the principal accounting officer (the "Senior Financial Officers") are required to maintain familiarity with the disclosure requirements applicable to the Company. All directors, officers and employees are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company's independent auditors. In addition, each director, officer or employee who has a supervisory role in the Company's disclosure process has an obligation to discharge his or her responsibilities diligently.




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IV.      COMPLIANCE

It is the Company's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each director, officer and employee to adhere to the standards and restrictions imposed by those laws, rules and regulations in the performance of his or her duties for the Company, including those relating to accounting and auditing matters and insider trading.

It is both illegal and against Company policy for any individual to profit from undisclosed information relating to the Company or any other company. Anyone who is aware of material nonpublic information relating to the Company may not purchase or sell any of the Company's securities. Also, it is against Company policy for any director, officer or employee, who may have inside or unpublished material knowledge about any of our customers or any other company, to purchase or sell the securities of those companies.

V.       CORPORATE OPPORTUNITIES

Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Directors, officers and employees are prohibited from taking (or directing a third party to take) a business opportunity that is discovered through the use of Company property, information or position, unless the Company has already been offered the opportunity and turned it down. Directors, officers and employees are also prohibited from using Company property, information, or their position for personal gain, or from competing against the Company.



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VI.      CONFIDENTIALITY

In carrying out the Company's business, directors, officers and employees often learn confidential or proprietary information about the Company, its customers, suppliers, or joint venture parties. Directors, officers and employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed.

VII.     FAIR DEALING

Anheuser-Busch has a long-standing policy of conducting business in an ethical manner. The Company does not seek competitive advantages through illegal or unethical business practices. Accordingly, each director, officer and employee should endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair-dealing practice.

VIII.    PROTECTION AND PROPER USE OF COMPANY ASSETS

All directors, officers and employees should protect the Company's assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.


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IX       REPORTING

Employees are encouraged to talk to their supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. Directors and executive officers must ensure that the Chairman of the Conflict of Interest Committee is promptly made aware of any existing or potential violations of laws, rules, regulations or this Code. All other officers or employees must promptly notify the Ethics Compliance Officer of any existing or potential violation of laws, rules, regulations or this Code. The Company will not tolerate retaliation, retribution or adverse employment action of any kind against employees who in good faith report suspected violations.

To help assure compliance with the law and the Code, the Company has established a confidential, 24-hour reporting system. Any employee may confidentially report possible violations of law, this Code, or other Anheuser-Busch policy -- including any direction by a supervisor that is inconsistent with this Code -- by sending an e-mail or letter to the mailing address below, or anonymously by calling 1-866-660-6677. All reports will be investigated fully.

You may report possible violations, and send questions or comments to:

Lisa A. Joley
Ethics Compliance Officer
Legal Department 202-6
Anheuser-Busch Companies, Inc.
1 Busch Place
St. Louis, MO 63118

Or via e-mail at businessethics@anheuser-busch.com


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X.       ADMINISTRATION AND IMPLEMENTATION

The Conflict of Interest Committee of the Board shall have the authority to apply and interpret this Code in all situations affecting directors and executive officers. The Company's Business Practices Committee has the authority to apply and interpret this Code in situations affecting all other employees of the Company, subject to review by the Conflict of Interest Committee. The Company's Ethics Compliance Officer is responsible for overseeing the implementation of this Code, investigating potential violations, and reporting the results to the appropriate committee.

Any waiver of, or amendments to, the Code for directors or executive officers (including Senior Financial Officers) of the Company may be made only by the Board of Directors or the Conflict of Interest Committee of the Board, and must be promptly disclosed as required by law or stock exchange regulations.







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